Exhibit 10.41
Third Wave Technologies, Inc. 2008 Incentive Plan
On January 14, 2008, the compensation committee of the board of directors of Third Wave Technologies, Inc. (the “Company”) approved the Company’s incentive plan for 2008. Based on the Company’s performance against established performance measures and individual performance against individual performance measures, each of the Company’s executives will be eligible to receive from 0% to 200% of his or her target annual incentive award. The Company performance objectives measured under the plan are net cash from operations, total revenue and certain product development and other milestones.